Exhibit 10.18

February 01, 2016

Mr. Peter Liu

(Hau Liu, BA 528459)

Re:     Offer Letter Amendment.

Dear Peter:

Sonim Technologies, Inc. (“Sonim” or the “Company”) is pleased to offer you a salary increase and change in your title to Executive Vice President of Global Operations, to demonstrate the Company’s appreciation of the hard work and dedication that you have provided during your employment.

This amendment will be effective from February 15, 2016 your compensation will be $21,083.33 per month ($253,000.00 annualized), less payroll deductions and all required withholdings.

•	Additional (a) Severance Benefits, (b) Termination by Company with Cause; Resignation Not for Good Reason, and (c) Definitions (see attached EXHIBIT A)

The terms as specifically set forth herein and to the extent not inconsistent herewith, all terms and conditions of the Offer Letter dated July 31, 2013 (‘Offer Letter”) shall remain in full force and effect.

We look forward to continuing our productive and enjoyable work relationship.

Sincerely,

SONIM TECHNOLOGIES, INC.

/s/ Richard Long
Richard Long
CFO

Accepted:

/s/ Peter Liu
Peter Liu

EXHIBIT A

1.	Severance Benefits.

a.

Termination by the Company without Cause; Termination Due to Death or Disability; Resignation for Good Reason. If at any time prior to a Change in Control (defined below), or more than thirteen (13) months after a Change in Control, the Company terminates your employment without Cause, or your employment terminates due to your death or permanent disability, or you resign for Good Reason (defined below), and provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-l(h), without regard to any alternative definition thereunder, a “Separation from Service”), then subject to your obligations below, the Company will make severance payments to you in the form of salary continuation payments for a period of six (6) months at the rate of your base salary in effect as of your termination date, less required and designated payroll deductions and withholdings.

b.

Termination by the Company without Cause, or Resignation for Good Reason, Following Change in Control. If at any time within thirteen (13) months after a Change in Control, the Company terminates your employment without Cause or you resign for Good Reason, and provided such termination constitutes a Separation from Service, then subject to your obligations below, the Company will provide you with the following severance benefits:

i.

the Company will make severance payments to you in the form of salary continuation payments for a period of six (6) months at the rate of your base salary in effect as of your termination date, less required and designated payroll deductions and withholdings; and

ii.

the vesting of your then-outstanding Company stock options/ awards as of your termination date shall be accelerated such that the stock option/ award shares that would have vested had you remained employed for two years following the date of your termination shall vest and become immediately exercisable as of your termination date. If you receive the severance benefits under this Section 6(b), you shall not be eligible for any other severance benefits, including those set forth in Section 6(a).

c.

The severance benefits described above are conditional upon (a) your continuing to comply with your obligations under your Proprietary Information Agreement; and (b) your delivering to the Company an effective, general release of claims in favor of the Company in a form acceptable to the Company within 30 days following your Separation from Service. The salary continuation payments will be paid in equal installments on the Company’s regular payroll schedule and will be subject to applicable tax withholdings over the period outlined above following the date of your Separation from Service; provided, however, that no payments will be made prior to the 30th day following your Separation from Service. On the 30th day following your Separation from Service, the Company will pay you in a lump sum the salary continuation payments that you would have received on or prior to such date under the original schedule but for the delay while waiting for the 30th day in compliance with Section 409A of the Internal Revenue code of 1986, as amended (the “Code”) and the effectiveness of the release, with the balance of the salary continuation payments being paid as originally scheduled.

2.

Termination by The Company with Cause; Resignation Not for Good Reason. If at any time the Company terminates your employment with Cause or you resign from your employment without Good Reason then you shall not be entitled to any severance pay, severance benefits, or any compensation or benefits from the Company whatsoever following the termination of your employment, except as required by law.

3.	Definitions.

a.

Cause. For purposes of this Agreement, “Cause” is defined as any of the following: (i) theft, dishonesty, or falsification of any employment or Company record; (ii) conviction (including any plea of guilty or nolo contendere) of a felony or any criminal act that impairs your ability to perform your duties with the Company; (iii) failure or inability to perform any reasonable assigned duties after notice from the Company of, and a reasonable opportunity to cure, such failure or inability, if capable of cure; (iv) improper disclosure of the Company’s confidential or proprietary information; (v) commission of an intentional or grossly negligent act that has a material detrimental effect on the Company’s reputation or business; or (vi) any material breach of any written agreement with the Company, which breach is not cured pursuant to the terms of such agreement, if capable of cure, or a material breach of a confidentiality or proprietary information and inventions agreement, which breach shall be deemed non-curable.

b.

Good Reason. For purposes of this Agreement, you will have “Good Reason” for your resignation from your employment with the Company if any of the following actions are taken by the Company without your express written consent:

i.

any failure by the Company to pay, or any material reduction by the Company of (a) your base salary in effect immediately prior to such failure to pay or reduction (unless reductions comparable in amount and duration are concurrently made generally for employees of the Company with responsibilities, organizational level and title comparable to your own), or (b) your bonus compensation amount eligibility, if any, in effect immediately prior to the date of such failure to pay or such reduction (subject to applicable performance requirements with respect to the actual amount of bonus compensation you earn);

ii.

the assignment of any duties, or the reduction of your responsibilities or duties, that are materially inconsistent with your position, duties, responsibilities and status with the Company immediately prior to such assignment or reduction; provided, however, that your assignment to an operating division of an acquiring company that includes the business of the Company following an acquisition, pursuant to which your duties are commensurate with the duties you had before the acquisition, except that the business of the Company is no longer independent but contained in a division, shall not be deemed a material reduction of your responsibilities, duties, or status hereunder and your resignation m connection therewith shall not be deemed for “Good Reason;” or

iii.	the relocation of your principal place of employment to a location that is more than fifty (50) miles from the County of San Mateo in the State of California;

provided, however, that to resign for Good Reason, you must (1) provide written notice to the CEO within 30 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for your resignation, (2) allow the Company at least 30 days from receipt of such written notice to cure such event, and (3) if such event is not reasonably cured within such period, your resignation from all positions you then hold with the Company is effective not later than 90 days after the expiration of the cure period.

c.

Change in Control. For purposes of this Agreement, a “Change in Control” is defined as the consummation of an “Acquisition” or “Asset Transfer” as defined in the Company’s then-current Amended and Restated Certification of Incorporation.